UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2012, the Board of Directors (the “Board”) of Ecosphere Technologies, Inc. (the “Company”) appointed Messrs. Dean Becker and John Brewster to the Company’s Board effective January 1, 2013. Mr. Becker’s appointment is contingent on entering into a Consulting Agreement as described below. Mr. Becker is Chief Executive Officer of ICAP Patent Brokerage and ICAP Ocean Tomo Auctions. Mr. Becker is a leading expert on monetizing intellectual property.  Until August 2012, Mr. Brewster served as Chief Executive Officer and President of NAES Corporation, the world’s largest third party power plant operating company.

In connection with his appointment, under the 2006 Equity Incentive Plan (the “Plan”), Mr. Brewster will receive an automatic grant of $40,000 of shares of common stock and $40,000 of options (with the exact number based upon the closing price as of December 31, 2012).   Mr. Brewster also is a consultant to the Company on wastewater treatment solutions and receives a fee of $2,000 per month. Subject to execution of a Consulting Agreement, Mr. Becker will serve as a part-time advisor to the Company. Mr. Becker’s role will be to work with the Company’s founder, Mr. Dennis McGuire, in accelerating the deployment of the Company’s patented Ozonix technology in fields beyond U.S. onshore energy production.   The Company is negotiating a Consulting Agreement with Mr. Becker which is expected to incentivize him to assist in monetizing the Company’s intellectual property. The proposed compensation would be in lieu of the automatic grant under the Plan.

On December 20, 2012, the Board approved a new grant to Mr. Dennis McGuire, the Company’s founder and Chief Technology Officer of 6,000,000 five-year stock options, exercisable at $0.36 per share with one-third vesting on January 1, 2013 and the balance quarterly over a two-year period. The options were issued in connection with negotiations for a new three-year Employment Agreement and are only effective upon signing a new Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ Charles Vinick
Charles Vinick Chief Executive Officer

Date:  December 28, 2012

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